UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 16, 2021

Evolve Transition Infrastructure LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2021, Evolve Transition Infrastructure LP (the “Partnership”), and Evolve Transition Infrastructure GP, LLC, the sole general partner of the Partnership (the “General Partner”), entered into that certain Amended and Restated Executive Services Agreement for Realignment (the “Amended Agreement”) with Gerald F. Willinger, a current member of the Board of Directors of the General Partner (the “Board”), and the Chief Executive Officer of the General Partner.  The Amended Agreement amends and restates that certain Executive Services Agreement, dated August 2, 2019, by and between Mr. Willinger, the General Partner and the Partnership (the “Legacy Agreement”).  The Amended Agreement is entered into in connection with the Partnership’s go-forward strategy to acquire, develop and own infrastructure critical to the transition of energy supply to lower carbon sources.

Pursuant to the terms of the Amended Agreement, for a period from April 15, 2021 through December 31, 2021 (the “Term”), Mr. Willinger will continue to serve in his role as Chief Executive Officer of the General Partner and will cooperate with the Board in connection with the Board’s realignment and transition of his roles and responsibilities to other members of the management team for the General Partner and the Partnership. The Amended Agreement includes the Release (as defined below) and certain covenants and agreements from Mr. Willinger related to confidential information, cooperation following termination or expiration of the Amended Agreement, non-solicitation of customers and non-competition.

As consideration for Mr. Willinger’s execution of the Amended Agreement and the Release and his agreement to the cancellation of any unpaid “Annual Bonus” (as defined in the Legacy Agreement), Mr. Willinger will receive (i) a cash retention payment of $775,000, with (x) $625,000 to be paid within ten business days following December 31, 2021, and (y) $150,000 to be paid within ten business days following June 30, 2022, (ii) a monthly base salary of $25,000 during the Term, and (iii) the opportunity to receive additional awards under the Sanchez Production Partners LP Long-Term Incentive Plan (the “LTIP”) at the discretion of the Board. Mr. Willinger’s current unvested restricted units granted under the LTIP on April 6, 2018, March 4, 2019 and March 18, 2021 (the “Legacy Awards”) will vest on December 31, 2021, subject to satisfaction of the vesting requirements. The foregoing payments and the Legacy Awards will be subject to all applicable tax withholdings and other deductions required by law (the “Required Withholdings”). In addition, Mr. Willinger will reimburse the General Partner for certain amounts relating to the Required Withholdings that arise in connection with the vesting of the Legacy Awards. Mr. Willinger also agreed not to sell, transfer, hypothecate, pledge or otherwise dispose of certain of the Partnership’s common units that are held by or for the benefit of Mr. Willinger until the earlier of (1) June 30, 2022, and (2) the date that is six months after Mr. Willinger’s termination. The Company also agreed to indemnify Mr. Willinger for acts or omissions taken or made by Mr. Willinger during the Term and to maintain directors’ and officers’ insurance for the benefit of Mr. Willinger for at least six years following the termination of Mr. Willinger’s appointment as an officer of the General Partner.

The General Partner may terminate the Amended Agreement and Mr. Willinger’s employment at any time and for any reason. Mr. Willinger may only terminate the Amended Agreement with the prior written consent of the Board. If the General Partner terminates, it must still make all payments to Mr. Willinger under the Amended Agreement. Because Mr. Willinger is an at-will employee, he may terminate the Amended Agreement and his employment at any time and for any reason. However, if Mr. Willinger terminates his employment other than in compliance with the Amended Agreement, he will not be eligible to receive any outstanding amounts payable to Mr. Willinger thereunder.

In connection with the payment of the retention amounts described above, Mr. Willinger will enter into a customary general release of claims arrangement to release, among others, the General Partner, the Partnership, their respective past, present and future affiliates, parent entities, subsidiaries, divisions and joint venture entities, and all of their respective past, present and future officers, directors, managers, partners, members, shareholders, investors, employee benefit plan administrators, employees, agents, insurers, attorneys and other representatives, in each case, from any claims Mr. Willinger may have or may be entitled to from or against any of the foregoing (the “Release”). The Release also includes a covenant not to sue and a mutual non-disparagement covenant.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1

Amended and Restated Executive Services Agreement for Realignment, dated April 16, 2021, by and among Gerald F. Willinger, Evolve Transition Infrastructure GP LLC and Evolve Transition Infrastructure LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
By: Evolve Transition Infrastructure GP LLC, its general partner

Date: April 16, 2021	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Secretary